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                                                                     EXHIBIT 4.4

                                RIGHTS AGREEMENT

                                 AMENDMENT NO. 3

     This Amendment No. 3, dated as of November 8, 2001 (the "Amendment") amends the Rights Agreement, dated as of February 7, 1992, as amended by amendments dated as of May 13, 1999 and November 4, 1999 (the "Rights Agreement"), by and between Mattel, Inc., a Delaware corporation (the "Company") and Fleet National Bank, a national banking association, formerly BankBoston N.A., formerly The First National Bank of Boston (the "Rights Agent").

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to effect certain amendments to the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement the Company may, subject to certain limitations, amend the Rights Agreement without the approval of any holders of Rights Certificates to make any provisions with respect to the Rights which the Company deems necessary or desirable;

     WHEREAS, the Company and the Rights Agent wish to amend the Rights Agreement in the manner set forth below.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties thereto agree that the Rights Agreement is amended as follows:

     1.  Amendment.
         ---------

         (a) All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Rights Agreement, and each reference in the Rights Agreement to "this Agreement," "hereof," "herein," "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Rights Agreement as amended hereby. All references to the Rights Agreement in any other agreement between or among any of the parties hereto relating to the transactions contemplated by the Rights Agreement shall be deemed to refer to the Rights Agreement s amended hereby.

         (b) Section 21 of the Rights Agreement ("Change of Rights Agent") is hereby amended, effective as of May 8, 2001, by replacing it in its entirety with the following:

     Section 21. Change of Rights Agent. The Rights Agent or any successor
                 ----------------------
     Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Company and to each transfer agent of the Common Shares or Preference Shares by registered or certified mail and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon 30 days' notice in writing mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or



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     Preference Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder's Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be either (1) EquiServe Trust Company, N.A., or (2) a corporation or trust company organized and doing business under the laws of the United States or the Commonwealth of Massachusetts or the State of California (or of any other state of the United States so long as such corporation or trust company is authorized to do business as a banking institution in the Commonwealth of Massachusetts or the State of California), in good standing, having an office in the Commonwealth of Massachusetts or the State of California, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50 million. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preference Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

         (c) Section 26 of the Rights Agreement ("Notices") is hereby amended, effective as of the date of this Amendment, by replacing the address for any notice or demand authorized by the Rights Agreement to be given or made by the Company or the holder of any Right Certificate to or on the Rights Agent with the following:

     Fleet National Bank
     c/o EquiServe Limited Partnership
     150 Royall Street
     Canton, MA  02021

         (d) Exhibit C to the Rights Agreement is hereby amended and restated in its entirety, effective as of the date of this Amendment, as set forth in Exhibit C attached hereto.



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     2.  Miscellaneous.
         -------------

         (a) Choice of Law. This Amendment shall be deemed to be a contract
             -------------
made under the laws of the State of Delaware and for all purposes shall be governed and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         (b) Counterparts. This Amendment may be executed in one or more
             ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (c) Severability. If any term or provision of this Amendment is held
             ------------
by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall in no way be affected, impaired or invalidated.

         (d) Existing Terms. The existing terms and conditions of the Rights
             --------------
Agreement shall remain in full force and effect except as such terms and conditions are specifically amended or conflict with the terms of this Amendment.


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     IN WITNESS WHEREOF, this Amendment has been duly executed by the respective authorized officers of the parties hereto, in each case as of the day and year first above written.

                            The Company:
                            MATTEL, INC.


                            By:          /s/ Robert Normile
                               -------------------------------------------
                            Name:        Robert Normile
                            Title:       Senior Vice President,
                                         General Counsel and Secretary

                            Rights Agent:
                            FLEET NATIONAL BANK


                            By:          /s/ Katherine Anderson
                               -------------------------------------------
                            Name:        Katherine Anderson
                            Title:       Managing Director





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                                                                       Exhibit C

                          SUMMARY OF RIGHTS TO PURCHASE
                                PREFERENCE SHARES

     On February 7, 1992, the Board of Directors of Mattel, Inc. (the "Company") declared a dividend of one preference share purchase right (a "Right") for each outstanding share of common stock, par value $1.00 per share (the "Common Shares"), of the Company. The dividend is payable on February 17, 1992 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series E Junior Participating Preference Stock, par value $.01 per share (the "Preference Shares"), of the Company at a price of $150 per one one-hundredth of a Preference Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of February 7, 1992, as amended by Amendment No. 1 to the Rights Agreement dated as of May 13, 1999, Amendment No. 2 to the Rights Agreement dated as of November 4, 1999 and Amendment No. 3 to the Rights Agreement dated as of November 8, 2001 (collectively, the "Rights Agreement") between the Company and Fleet National Bank, a national banking association, formerly Bank Boston N.A., formerly The First National Bank of Boston, as Rights Agent (the "Rights Agent").

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding Common Shares (including any Common Shares that are issuable upon the exchange of the exchangeable non-voting shares (the "Exchangeable Shares") of Softkey Software Products Inc., the Company's Canadian subsidiary) or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Shares (including any Common Shares that are issuable upon the exchange of the Exchangeable Shares) (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the Record Date, by such Common Share certificate with a copy of this Summary of Rights attached thereto.

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.



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     The Rights are not exercisable until the Distribution Date. The Rights will expire on February 17, 2002 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

     The Purchase Price payable, and the number of Preference Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preference Shares, (ii) upon the grant to holders of the Preference Shares of certain rights or warrants to subscribe for or purchase Preference Shares at a price, or securities convertible into Preference Shares with a conversion price, less than the then-current market price of the Preference Shares or (iii) upon the distribution to holders of the Preference Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preference Shares) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one one-hundredths of a Preference Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case prior to the Distribution Date.

     Preference Shares purchasable upon exercise of the Rights will not be redeemable. Each Preference Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preference Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preference Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preference Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

     Because of the nature of the Preference Shares' dividend, liquidate and voting rights, the value of the one one-hundredth interest in a Preference Share purchasable upon exercise of each Right should approximate the value of one Common Share.

     In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have




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

the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares (including any Common Shares that are issuable upon the exchange of the Exchangeable Shares), the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preference Share (or of a share of a class or series of the Company's preference stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preference Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preference Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preference Shares on the last trading day prior to the date of exercise.

     At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Shares (including any Common Shares that are issuable upon the exchange of the Exchangeable Shares) then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan of the Company or any subsidiary of the Company, (d) any entity holding Common Shares or Exchangeable Shares for or pursuant to the terms of any such plan or (e) E.M. Warburg, Pincus & Co., Inc., a Delaware corporation, and its affiliates and associates) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     For the purpose of calculating the various percentage ownership thresholds contained in the Rights Agreement, shares issued in connection with the capital investment approved by the Company's shareholders at the 1984 Annual Meeting and still owned by the original owner, or owned by certain qualified transferees, are excluded from the amount deemed to be beneficially owned by such persons. However, if such original owner or qualified transferee becomes a member of a group with certain other persons, such shares will be included in the amount attributable to, and will be deemed to be beneficially owned by, such other persons.



                                       7

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     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated February 10, 1992. Copies of Amendments No. 1, No. 2 and No. 3 to the Rights Agreement have been filed with the Securities and Exchange Commission as Exhibits to a Registration Statement on Form 8-A/A dated May 13, 1999, November 12, 1999 and November 16, 2001, respectively. A copy of the Rights Agreement (including Amendments No. 1, No. 2 and No. 3 to the Rights Agreement) is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.


                                       8